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VENAXIS, INC.
 (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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July 24, 2015
To Our Shareholders:
You are cordially invited to the Annual Meeting of Shareholders (the "Meeting") of Venaxis, Inc. (the "Company") to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202 on September 1, 2015, at 3:00 PM local time.
The formal Notice of the Meeting and proxy statement describing the matters to be acted upon at the Meeting are contained in the following pages.  Shareholders also are entitled to vote on any other matters which properly come before the Meeting.
Enclosed is a proxy which will enable you to vote your shares on the matters to be considered at the Meeting even if you are unable to attend the Meeting.  Please mark the proxy to indicate your vote, date and sign the proxy and return it in the enclosed envelope as soon as possible for receipt prior to the Meeting.
WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.
Sincerely,

Stephen T. Lundy,
 Chief Executive Officer and President

VENAXIS, INC.
1585 South Perry Street
Castle Rock, Colorado 80104
 (303) 794-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD ON SEPTEMBER 1, 2015

July 24, 2015
To the Shareholders of Venaxis, Inc.:
The Annual Meeting of Shareholders (the "Meeting") of Venaxis, Inc., a Colorado corporation (the "Company") will be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202 on September 1, 2015, at 3:00 PM local time, for the purpose of considering and voting upon the following:
1.	Election of Directors. The election of the six directors named in the attached proxy statement to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.
2.	Amendment to Stock Incentive Plan. The adoption of an amendment to the 2002 Stock Incentive Plan to increase the number of shares reserved under the plan by 2,000,000 from 3,673,127 to 5,673,127 shares.
3.	Say on Pay. An advisory vote to approve the compensation paid to the Company's named executive officers.
4.	Ratification of Appointment of Independent Accounting Firm. Ratification of the appointment of GHP Horwath, P.C. as the Company's independent registered public accounting firm for the financial statements audit for the fiscal year ending December 31, 2015.
5.	Other Matters. The transaction of such other business as may lawfully come before the Meeting or any adjournment(s) thereof.
The Board of Directors is not aware of any other business to come before the Meeting.  Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on July 17, 2015 as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.
You are requested to complete and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope.  The proxy will not be used if you attend the Meeting and vote in person.
This proxy statement and the Company's 2014 Annual Report on Form 10-K are available online at:  www.venaxis.com.
EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.  ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING.  HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.
BY ORDER OF THE BOARD OF DIRECTORS,

Gail S. Schoettler,
Chair of the Board of Directors

Venaxis, Inc.
1585 South Perry Street
Castle Rock, Colorado 80104
 (303) 794-2000
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 1, 2015

July 24, 2015
To Our Shareholders:
This proxy statement is furnished in connection with the solicitation by the Board of Directors of Venaxis, Inc. (the "Company") of proxies to be used at the 2015 Annual Meeting of Shareholders (the "Meeting") to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202 on September 1, 2015, at 3:00 PM local time, and at any adjournments or postponements thereof.  The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This proxy statement, the accompanying proxy card, the Company's 2014 Annual Report on Form 10-K, and the Notice of Annual Meeting of Shareholders (collectively, the "Proxy Materials") are first being mailed to shareholders beginning on or about July 24, 2015.

TABLE OF CONTENTS
GENERAL INFORMATION	3
Solicitation	3
Voting Rights and Votes Required	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
MANAGEMENT	7
Board of Directors	7
Executive Officers	9
Qualifications, Attributes and Skills of our Board of Directors	10
Independence of the Board of Directors	10
Board Leadership Structure and Role in Risk Management	11
Meetings of the Board and Committees and Description of Committees	11
Section 16(a) Beneficial Ownership Reporting Compliance	14
Code of Ethics and Whistle Blower Policy	14
Certain Relationships and Related Person Transactions	14
Communications with the Board of Directors	15
Procedures for Nominating a Director Candidate	15
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Summary Compensation Table	21
Outstanding Equity Awards at Fiscal Year End	22
Options Exercised and Stock Vested	23
Employment Agreements	23
Post-Employment Benefits	24
Director Compensation	24
INDEPENDENT PUBLIC ACCOUNTANTS	26
PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING	27
PROPOSAL ONE – ELECTION OF DIRECTORS	27
PROPOSAL TWO – ADOPTION OF AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN	27
PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)	33
PROPOSAL FOUR - RATIFICATION OF INDEPENDENT ACCOUNTING FIRM	34
ANNUAL REPORT TO SHAREHOLDERS	34
OTHER MATTERS	34
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	34
SHAREHOLDER PROPOSALS	34
INFORMATION INCORPORATED BY REFERENCE	35

GENERAL INFORMATION
Solicitation
The enclosed proxy is being solicited by the Company's Board of Directors.  The costs of the solicitation will be borne by the Company.  Proxies may be solicited personally or by mail, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive any additional compensation for such solicitations.  The Company does not currently intend to retain a third party proxy solicitor for the Meeting, but may later elect to do so.  The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses incurred in sending the proxy materials to beneficial owners of the shares.
Voting Rights and Votes Required
Holders of shares of Venaxis, Inc. common stock (the "Common Stock"), at the close of business on July 17, 2015 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting.  On the Record Date, 30,990,029 shares of Common Stock were outstanding.  Holders of Common Stock are entitled to one vote per share.
The presence, in person or by proxy, of holders of one-third of the shares outstanding as of the Record Date constitutes a quorum for the transaction of business at the Meeting.  In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies.  Abstentions will count towards quorum requirements.
As to the election of directors under Proposal One, the proxy card being provided by the Board enables a shareholder to vote "For" the election of each of the nominees proposed by the Board, or to "Withhold Authority to Vote" for one or more of the nominees being proposed.  Directors are elected by a plurality of votes cast, without respect to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the other nominees being proposed is withheld.
The affirmative vote of a majority of the votes cast (either in person or by proxy) and entitled to vote on the matter is required to approve Proposals Two, Three and Four.  As to these proposals, a shareholder may:  (1) vote "For" the proposal, (2) vote "Against" the proposal, or (3) "Abstain" with respect to the proposal.  Abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of Proposal One, Two or Three.
The proposed corporate actions on which the shareholders are being asked to vote are not corporate actions for which shareholders of a Colorado corporation have the right to dissent under the Colorado Business Corporation Act.
Shares of Common Stock represented by all properly executed proxies received at the Company's transfer agent by August 31, 2015 will be voted as specified in the proxy.  Unless contrary instructions are indicated on the proxy, the shares of Common Stock represented by such proxy will be voted:
•	"For" the slate of directors described herein;
•	"For" approval of the adoption of the amendment to the 2002 Stock Incentive Plan as described in this proxy statement;

•	"For" approval, on an advisory basis, of the compensation paid to the Company's named executive officers; and
•	"For" ratification of GHP Horwath, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.
Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting other than as described above.  If any other matters are properly presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, the proxy holder named in the enclosed proxy intends to vote in his discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.
The giving of the enclosed proxy does not preclude the right to vote in person should the shareholder giving the proxy so desire.  A proxy may be revoked at any time prior to its exercise by (1) providing notice in writing to the Company's corporate secretary that the proxy is revoked; (2) presenting to the Company a later-dated proxy; or (3) by attending the Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The number of shares of the Company's Common Stock outstanding at the close of business on July 24, 2015 was 30,990,029.  The following table sets forth the beneficial ownership of the Company's Common Stock as of July 24, 2015 by each Company director and each executive officer then serving, by all directors and executive officers as a group, and by each person who owned of record, or was known to own beneficially, more than 5% of the outstanding shares of Common Stock.  Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock subject to options and warrants currently exercisable or exercisable within 60 days after July 24, 2015 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  To the knowledge of the directors and executive officers of the Company, as of July 24, 2015, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than as set forth below.  Unless otherwise indicated, the address of each individual named below is the address of the Company, 1585 South Perry Street, Castle Rock, Colorado 80104.

Beneficial Ownership Table

Name and Address	Number of Shares	Percent

Stephen T. Lundy (1)	406,643	1.3%
Gail S. Schoettler (2)	193,509	*
Susan A. Evans (3)	102,498	*
Daryl J. Faulkner (4)	154,340	*
David E. Welch (5)	131,509	*
Stephen A. Williams (6)	93,831	*
Jeffrey G. McGonegal (7)	213,208	*
All Officers and Directors as a Group	1,666,710	5.1%
(9 persons) (8)
Perkins Capital Management, Inc.	2,265,084	7.3%
730 Lake St. E.
Wayzata, MN 55391 (9)
____________________
* Holds less than 1%

(1)
Includes 4,000 shares directly owned. Also includes options to purchase 7,057 shares at $68.40 per share, options to purchase 2,073 shares at $17.70 per share, options to purchase 11,195 shares at $20.40 per share, options to purchase 12,500 shares at $3.96 per share, options to purchase 99,336 shares at $2.10 per share, options to purchase 137,000 shares at $2.04 per share and options to purchase 133,482 shares at $2.27 per share.

(2)
Includes 3,000 shares directly owned. Also includes options to purchase 3,334 shares at $28.80 per share, options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 2,500 shares at $17.70 per share, options to purchase 2,500 shares at $4.26 per share, options to purchase 43,340 shares at $2.10 per share, options to purchase 40,000 shares at $2.04 per share, options to purchase 51,000 shares at $2.27 per share and options to purchase 39,500 shares at $1.89 per share.

(3)
Includes options to purchase 39,998 shares at $2.56 per share, options to purchase 2,000 shares at $2.04 per share options to purchase 34,000 shares at $2.27 per share and options to purchase 26,500 shares at $1.89 per share.

(4)
Includes 334 common shares held by the Daryl J. and Terri L. Faulkner Family Trust. Also includes options to purchase 15,001 shares at $50.07 per share, options to purchase 4,167 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per shares, options to purchase 1,667 shares at $4.26 per shares, options to purchase 45,004 shares at $2.10 per share, options to purchase 26,000 shares at $2.04 per share, options to purchase 34,000 shares at $2.27 per share and options to purchase 26,500 shares at $1.89 per share.

(5)
Includes options to purchase 1,667 shares at $48.00 per share, options to purchase 1,667 shares at $88.80 per share, options to purchase 1,667 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per shares, options to purchase 1,667 shares at $4.26 per share, options to purchase 33,340 shares at $2.10 per share, options to purchase 26,000 shares at $2.04 per share, options to purchase 34,000 shares at $2.27 per share and options to purchase 26,500 shares at $1.89 per share.

(6)	Includes options to purchase 33,331 shares at $1.75 per share, options to purchase 34,000 shares at $2.27 per share and options to purchase 26,500 shares at $1.89 per share.

(7)
Includes 13,072 shares held directly and 50 shares owned by his daughter; however Mr. McGonegal disclaims beneficial ownership of the shares owned by his daughter. Also includes 500 shares held in Mr. McGonegal's IRA account. Also includes options to purchase options to purchase 1,667 shares at $88.80 per share, options to purchase 1,334 shares at $198.90 per share, options to purchase 1,667 shares at $39.90 per share, options to purchase 1,667 shares at $66.00 per share, options to purchase 1,667 shares at $17.70 per share, options to purchase 6,667 shares at $3.96 per share, options to purchase 52,676 shares at $2.10 per share, options to purchase 67,000 shares at $2.04 per share and options to purchase 65,241 shares at $2.27 per share.

(8)	Includes the information in footnotes (1) through (9).

(9)
Information is based upon holdings as of December 31, 2014 as reported on Schedule 13G/A filed on January 28, 2015. Perkins Capital Management, Inc., an investment advisor, has voting power over 836,284 shares and dispositive power over 2,265,084 shares of our Common Stock. Includes 1,344,000 shares of our Common Stock, which may be purchased upon exercise of warrants.

MANAGEMENT
Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company. None of the executive officers or directors has been involved in any legal proceedings of the type requiring disclosure by the Company during the past five years.  Further, there is no arrangement or understanding between any director and the Company pursuant to which he or she was selected as a director.  Mr. Lundy and Mr. McGonegal have employment agreements in place with the Company with respect to their executive officer positions with the Company.
The following table sets forth names and ages of all executive officers and directors of the Company and their respective positions with the Company as of the date of this proxy statement:
Name	Age	Position

Stephen T. Lundy	52	Chief Executive Officer, President and a Director
Gail S. Schoettler	70	Non-Executive Chair and a Director
Susan A. Evans	67	Director
Daryl J. Faulkner	65	Director
David E. Welch	67	Director
Stephen A. Williams	55	Director
Jeffrey G. McGonegal	63	Chief Financial Officer and Secretary

John H. Landon, a director of the Company since December 2008, retired from service on the Board effective June 1, 2015.

Board of Directors
Stephen T. Lundy was appointed to the positions of Chief Executive Officer and President on March 24, 2010. Effective on the same date, he was appointed to the Company's Board of Directors. Mr. Lundy has more than 25 years of experience in medical and diagnostic product development and commercialization. He most recently was Chief Executive Officer of MicroPhage from 2008 to 2010. Mr. Lundy was Senior Vice President of sales and marketing for Vermillion from 2007 to 2008. Mr. Lundy joined Vermillion from GeneOhm (2003 – 2007), a division of Becton, Dickinson and Company Diagnostics, where he served as Vice President of Sales and Marketing. At GeneOhm, Mr. Lundy successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin resistant Staphylococcus aureus. From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and he led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to Esoterix, he served as Marketing Director for Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation. Mr. Lundy graduated from the United States Air Force Academy with a B.S. degree and was an officer with the United States Air Force from 1983 to 1988.
Gail S. Schoettler has served on the Company's Board of Directors since August 2001. She is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company. In October 2010, Dr. Schoettler became Non-Executive Chair of the Board. She also serves on the board and is a member of the audit committee of Delta Dental of Colorado, a non-profit dental insurance company. She serves on the boards of The Colorado Trust and the Delta Dental Foundation. Former corporate board positions include: Masergy Communications, Inc., CancerVax, Inc., PepperBall Technologies, Inc., AirGate PCS, Women's Bank, Equitable Bancshares of Colorado, the Colorado Public Employees Retirement Association and Fischer Imaging. She has served as a U.S. Ambassador, appointed by President Clinton, and as Colorado's Lt. Governor and State Treasurer. In 1998, she narrowly lost her bid for Governor of Colorado. She started two successful banks and helps run her family's cattle ranch (where she grew up), vineyards, and real estate enterprises. She and her husband own a travel company that focuses on introducing business and community leaders to their counterparts overseas as well as to other countries' cultures, economies, and history. She earned a B.A. in economics from Stanford and M.A. and Ph.D. degrees in African history from the University of California at Santa Barbara. Among her numerous awards is the French Legion of Honor (France's highest civilian award) from President Jacques Chirac of France.

Susan Evans, Ph.D., FACB was appointed to the Company's Board of Directors in December 2012 and is a member of the Audit Committee. Dr. Evans retired in December 2013 from the position of Vice President, Scientific Affairs, of Beckman Coulter, a Danaher, Inc. operating company.  Dr. Evans joined Beckman Coulter in 2006 as Vice President and General Manager of Agencourt Bioscience, a Beckman Coulter company. She also served as Vice President, Corporate Strategic Planning for Beckman Coulter from January 2010 to July 2011. She has more than 30 years of experience in the diagnostic industry, holding leadership positions in research and development and general management. She has led organizations in the development of IVD diagnostic systems and assays across a wide range of laboratory disciplines including clinical chemistry, hemostasis, immunology and microbiology.  Dr. Evans' consulting practice, BioDecisions Consulting, focuses on strategy, technology and product assessment, and product development processes. Dr. Evans has been involved with a number of professional associations, including the American Association of Clinical Chemistry (AACC), her service to the AACC on the national level includes being elected to the board of directors, as national secretary, and as president in 2003. She served on the board of directors of the Analytical, Life Science & Diagnostics Association (ALDA) and the National Academy of Clinical Biochemistry (NACB), serving as the president of the NACB in 2008. Dr. Evans has also been active in the Clinical Laboratory Standards Institute (CLSI) and the International Federation of Clinical Chemistry (IFCC) serving on numerous committees and task forces.
Daryl J. Faulkner was appointed to the Company's Board of Directors in the newly created position of Executive Chairman on January 19, 2009 and on February 10, 2009, was appointed to serve as the Company's interim Chief Executive Officer. Mr. Faulkner resigned from the position of interim Chief Executive Officer as of March 24, 2010, upon the hiring of Mr. Lundy, and the position of Chairman in October 2010. He continues to serve as a director of the Company and he is a member of the Company's Audit Committee and chair of the Nominating and Corporate Governance Committee. Mr. Faulkner has more than 30 years' experience in developing and commercializing medical devices, drug and drug delivery systems, life science research tools, and molecular diagnostics. He was President, CEO and a member of the Board of Directors of Digene Corporation, a NASDAQ-traded company prior to its acquisition in July 2007 by Qiagen (traded on NASDAQ's Global Select market). He continued as co-chair of the executive integration steering committee with the Qiagen CEO from August 2007 to January 2009. Currently, Mr. Faulkner also serves as a member of the board of directors of GenMark Diagnostics, Inc. (NASDAQ:GNMK), an emerging molecular diagnostics company traded on NASDAQ. Prior to joining Digene, Mr. Faulkner spent eight years with Invitrogen in a number of executive roles, including SVP Europe, SVP IVGN International Operations, and SVP of Strategic Business Units. Before Invitrogen, Mr. Faulkner's career includes 15 years with the Fortune 100 Company, Abbott Laboratories, in which he held leadership positions in manufacturing operations and plant management. Mr. Faulkner received a degree in industrial relations from the University of North Carolina and a M.A. in business management from Webster University.

David E. Welch was appointed to the Company's Board of Directors in October 2004. Mr. Welch is chair of the Audit Committee and a member of the Compensation Committee. From April 2004 to October 2014 Mr. Welch served as Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a private company (publicly traded until June 2010) located in Golden, Colorado. Mr. Welch formerly served as a director of PepperBall Technologies, Inc. He also is a self-employed financial consultant. From July 1999 to June 2002, Mr. Welch served as Chief Financial Officer, Secretary and Treasurer of Active Link Communications, Inc., another publicly traded company. During 1998, he served as Chief Information Officer for Language Management International, Inc., a multinational translation firm located in Denver, Colorado. From 1996 to 1997, he was Director of Information Systems for Micromedex, Inc., an electronic publishing firm, located in Denver, Colorado. Mr. Welch also serves on the board of directors of Communication Intelligence Corporation, a publicly traded company. He received a B.S. degree in accounting from the University of Colorado. Mr. Welch is a certified public accountant, licensed in the state of Colorado.
Stephen A. Williams, MB, BS, Ph.D.  was appointed to the Company's Board of Directors in May 2013 and is a member of the Compensation Committee. Dr. Williams is the Chief Medical Officer of SomaLogic, Inc., a position he has held since 2009. Prior thereto, he worked at Pfizer from 1989 until 2007. In 1989 he joined Pfizer U.K. in its experimental medicine division and worked on a variety of programs including asthma, irritable bowel syndrome, migraine, depression and urinary incontinence. Dr. Williams moved to the U.S. in 1993 with Pfizer and worked on programs in inflammatory bowel disease, stroke, psychosis and head injury. He created Pfizer's Clinical Technology Group in 1997, which became a global group maintaining five research sites with the objective of validating clinical biomarkers and measurements, and was promoted to Pfizer Vice President in 2006. Dr. Williams' undergraduate degree is a BSc (hons) in physiology. He trained as a physician at Charing Cross and Westminster Medical School, University of London, where he earned degrees in surgery and medicine (MB BS) and, following his internships, returned to the same institution for a Ph.D. in medicine and physiology. Subsequently, Dr. Williams performed three years of residency in diagnostic imaging at the University of Newcastle upon Tyne from 1989 to 1991. Dr. Williams was on the National Advisory Council to the National Institute of Biomedical Imaging and Bioengineering from 2003 to 2007 and on the Executive Committee of the FNIH-led Biomarkers Consortium from 2005 to 2007.
Executive Officers
Stephen T. Lundy – see above under "Board of Directors."
Jeffrey G. McGonegal became Chief Financial Officer of the Company in June 2003, was appointed Corporate Secretary in January 2010 and served as interim President in December 2004 and January 2005. Mr. McGonegal served from 2003 to January 1, 2011 as Chief Financial Officer of PepperBall Technologies, Inc. Until his resignation in September 2013, Mr. McGonegal served on a limited part-time basis as Senior Vice President — Finance of Cambridge Holdings, Ltd., a small publicly held company with limited business activities. Mr. McGonegal served as Chief Financial Officer of Bactolac Pharmaceutical, Inc. and had been associated with its predecessors through October 2006, a company (publicly held until September 2006) engaged in manufacturing and marketing of vitamins and nutritional supplements. From 1974 to 1997, Mr. McGonegal was an accountant with BDO Seidman LLP. While at BDO Seidman LLP, Mr. McGonegal served as Managing Partner of the Denver, Colorado office. Until his resignation in March 2012, Mr. McGonegal was elected in 2005 to serve on the board of Imagenetix, Inc., a publicly held company in the nutritional supplements industry. He received a B.A. degree in accounting from Florida State University.

Qualifications, Attributes and Skills of our Board of Directors
The Nominating and Corporate Governance Committee (the "Nominating Committee") screens director candidates and evaluates the qualification and skills applicable to the Company of the existing members of the Board.  In overseeing the nomination of candidates for election, and the qualifications and skills of incumbent directors, the Nominating Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director.  Directors are expected to bring specialized talents to the Board that add value to the Board's deliberative process and advance the business goals of the Company.  The Board has determined that experience in the life sciences industries, financial and investment experience, publicly held company experience and governmental experience are generally useful qualifications for directors, and the composition of the Board reflects such assessment.  In 2012, in connection with a re-branding of the Company, the Nominating Committee and the Board assessed the skills and qualifications of the members of the Board and determined it would be helpful to recruit additional Board members with scientific, regulatory and life sciences management skills.  The appointment of Dr. Evans and Dr. Williams to the Board arose as part of those actions.  All of the incumbent director's exhibit outstanding records of success in their chosen careers and have demonstrated their ability to devote the time and energy necessary to serve on the Board and to advance the business goals and strategies of the Company.  The directors have the following additional qualifications and skills that make them productive members of the Board:
•	Stephen Lundy – over 25 years' experience in medical and diagnostic product development companies, including experience leading the commercial launch of diagnostic products and participation in merger and acquisition transactions in the industry;
•	Gail Schoettler – business acumen, years of public service and extensive public company board, business and financial experience;
•	Susan Evans – over 30 years' experience in the in vitro diagnostics industry, including development of numerous successful diagnostic tests;
•	Daryl Faulkner – significant chief executive and senior executive experience in medical device and medical diagnostics publicly traded companies, both national and global;
•	David Welch – financial and information systems expertise, particularly in publicly traded companies; and
•	Stephen Williams – medical, scientific and clinical biomarker discovery and development experience.
Independence of the Board of Directors
The Board of Directors currently consists of Ms. Schoettler, Drs. Evans and Williams and Messrs. Lundy, Faulkner and Welch.  The Company defines "independent" as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards. For 2014, Ms. Schoettler and Messrs. Faulkner and Welch qualified as independent and none of them have any material relationship with the Company that might interfere with his or her exercise of independent judgment.  In making the determination as to the independence of Mr. Faulkner, the Board considered the interim nature of his service as CEO of the Company for a brief period ending in March 2010, and his independence from the Company in all other respects.
The non-employee directors, with the exception of Ms. Schoettler, receive cash compensation of $1,000 per month as compensation for service on the Board.  Ms. Schoettler, the non-executive Chair of the Board, receives compensation of $2,000 per month as compensation for service on the Board.  The independent directors typically receive a stock option grant upon joining the Board and additional stock option grants, generally annually, for service on the Board.  Effective October 2010, Ms. Schoettler began receiving equity awards equal to 1.5 times the amount granted to other non-employee directors when such awards are issued.  The directors are also reimbursed for all expenses incurred by them in attending board meetings.

Board Leadership Structure and Role in Risk Management
The Board of Directors believes that separating the positions of Chair of the Board and Chief Executive Officer provides the best leadership structure for the Company at this time.  Gail Schoettler serves as the non-executive Chair of the Board.  Separating these positions allows the Chief Executive Officer to focus on the day-to-day business, while allowing the Chair to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management.  The Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.
The Board of Directors is actively involved in oversight of risks that could affect the Company.  This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks.  The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for management of particular risks within the Company.  The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight.
Meetings of the Board and Committees and Description of Committees
Board of Directors:  The Company's Board of Directors held thirteen meetings during the year ended December 31, 2014, and nine additional meetings through July 24, 2015.  Such meetings consisted of meetings at which a quorum of the directors were present in person or by telephone.  Each of our directors then serving attended at least 75% of the meetings of the Board and the committees on which they served during 2014.  The Company does not have a formal policy with regard to board members' attendance at annual meetings, but encourages them to attend shareholder meetings.  Each Board member then serving attended our most recent Annual Meeting of Shareholders held on July 25, 2015.
Audit Committee: The Company has a separately designated standing audit committee established in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934, as amended.  Four of the Company's directors serve on the Audit Committee - David Welch (who serves as Chair of the Audit Committee), Gail Schoettler, Daryl Faulkner and Stephen A. Williams.  Mr. Welch has been designated as the financial expert on the Audit Committee, based on his significant experience as described on page 10 of this proxy statement.  Each Audit Committee member meets the definition of independence for Audit Committee membership as required by the NASDAQ listing standards.  The Amended and Restated Audit Committee Charter is available on our website at www.venaxis.com.
The Audit Committee held nine meetings during the year ended December 31, 2014, and four additional meetings through July 24, 2015.  A majority of the members attended each meeting in person or by telephone.
The following constitutes the report the Audit Committee has made to the Board of Directors and, when read in connection with the Amended and Restated Audit Committee Charter, generally describes the functions performed by the Audit Committee:

REPORT OF THE AUDIT COMMITTEE
To the Board of Directors of Venaxis, Inc.
Management is responsible for our internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements.  Our responsibility is to monitor and oversee those processes.  We hereby report to the Board of Directors that, in connection with the financial statements for the year ended December 31, 2014, we have:
•	reviewed and discussed the audited financial statements with management and the independent accountants;
•	approved the appointment of the independent accountants;
•	discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU section 380), as modified by SAS 89 and SAS 90; and
•	received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with the independent accountant the accountant's independence.
Based on the discussions and our review discussed above, we recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in the Company's 2014 Annual Report to Shareholders on Form 10-K for that fiscal year.
Respectfully submitted,
The Audit Committee of Venaxis, Inc.
David Welch, Chair
Gail Schoettler, Member
Daryl Faulkner, Member
Stephen A. Williams, Member
Nominating and Corporate Governance Committee.  The Nominating Committee consists of Daryl Faulkner (who serves as Chair of the Nominating Committee), Susan A. Evans, Gail Schoettler and Stephen A. Williams, each of whom meet the NASDAQ listing standards for independence.  Duties of the Nominating Committee include oversight of the process by which individuals may be nominated to our Board of Directors.  The Nominating Committee charter is available on our web site at www.venaxis.com.  There have been no material changes to the procedures by which security holders may recommend nominees to the Company's Board of Directors.  Please see "Procedures for Nominating a Director Candidate" on pages 15-16 of this proxy statement for a description of such procedures.  The specific process for evaluating new directors, including shareholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company.  The Nominating Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following: highest personal and professional integrity, demonstrated exceptional ability and judgment and who shall be most effective in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  Candidates will be evaluated in light of the target criteria chosen.  The Nominating Committee does not have a formal diversity policy; however, in addition to the foregoing, it considers race and gender diversity in selection of qualified candidates.

The Nominating Committee held four meetings during the year ended December 31, 2014, and two additional meetings through July 24, 2015.  On June 1-2, 2015, the Nominating Committee nominated the six nominees identified in Proposal One to stand for re-election to the Board of Directors.  The Company has not engaged the services of or paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.
Compensation Committee:  The Company's Compensation Committee is comprised of Susan A. Evans (who serves as Chair of the Compensation Committee), John H. Landon (until his retirement from the Board on June 1, 2015), Gail Schoettler and David Welch, each of whom is an independent director.  The amended and restated Compensation Committee Charter is available on our website at www.venaxis.com.
The Compensation Committee held twelve meetings during the year ended December 31, 2014, and eight meetings through July 24, 2015.
Duties of the Compensation Committee include reviewing and making recommendations regarding compensation of executive officers and determining the need for and the appropriateness of employment agreements for senior executives.  This includes the responsibility: (1) to determine, review and recommend to the Board for approval on an annual basis the corporate goals and objectives with respect to compensation for the senior executives, and (2) to evaluate at least once a year the performance of the senior executives in light of the established goals and objectives and, based upon these evaluations, to determine and recommend to the Board for approval the annual compensation for each, including salary, bonus, incentive and equity compensation.  When evaluating the compensation of our executive officers, the Compensation Committee evaluates factors including the executive's responsibilities, experience and the competitive marketplace.  The Compensation Committee may also invite the senior executives and other members of management to participate in their deliberations, or to provide information to the Compensation Committee for its consideration with respect to such deliberations, except that the chief executive officer may not be present for the deliberation of or the voting on compensation for the chief executive officer.  The chief executive officer may, however, be present for the deliberation of or the voting on compensation for any other officer.
The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate.  The Compensation Committee did not retain any such advisor for 2014.
The Compensation Committee also has the authority and responsibility: (1) to review the fees paid to non-employee directors for service on the Board of Directors and its committees, and make recommendations to the Board with respect thereto; and (2) to review the Company's incentive compensation and other stock-based plans and recommend changes in such plans to the Board as needed.

COMPENSATION COMMITTEE REPORT
To the Board of Directors of Venaxis, Inc.
The Compensation Committee hereby reports to the Board of Directors that, in connection with this proxy statement we have:
•	reviewed and discussed with management the Compensation Discussion and Analysis disclosure; and
•	based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of Venaxis, Inc.
Susan A. Evans, Chair
Gail Schoettler, Member
David Welch, Member
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of the Company's outstanding Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. Directors, officers, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company's knowledge, based solely on a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company during and for the Company's year ended December 31, 2014 and as of July 24, 2015, there were no directors, officers or more than 10% shareholders of the Company who failed to timely file a Form 3, 4 or 5.
Code of Ethics and Whistle Blower Policy
Our Code of Ethics which applies to the Company's directors, executive officers and management employees generally is available on our website at www.venaxis.com.  We intend to post any material amendments to or waivers of, our Code of Ethics that apply to our executive officers, on this website.  In addition, our Whistle Blower Policy is available on our website at www.venaxis.com.
Certain Relationships and Related Person Transactions
The Amended and Restated Audit Committee Charter directs the Company's Audit Committee to conduct an appropriate review of all proposed related person transactions.  The Company's executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into a related person transaction with the Company without the consent of the Audit Committee.  In the event that a related person transaction arises, the Audit Committee is tasked with reviewing whether a conflict of interest is present and whether the transaction, as reviewed is an arms'-length transaction and fair to the Company.
Except for the employment agreements previously entered into between the Company and certain of its executive officers (as described under "Executive Compensation – Employment Agreements"), since January 1, 2013,  none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company's outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction, or in any proposed transaction, which has materially affected or will affect the Company.

Communications with the Board of Directors
The Company values the views of its shareholders (current and future shareholders, employees and others).  Accordingly, the Board of Directors established a system through its Audit Committee to receive, track and respond to communications from shareholders addressed to the Company's Board of Directors.  Any shareholder who wishes to communicate with the Board of Directors may write to:
David Welch
Chair, Audit Committee
c/o Venaxis, Inc.
1585 South Perry Street
Castle Rock, Colorado 80104
email address:  dwelch@welchconsul.com
The chair of the Audit Committee is the Board Communications Designee.  He will review all communications and report on the communications to the chair of the Nominating Committee, the chair of the Compensation Committee, the full Board or the non-management directors as appropriate.  The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant Board source.
Procedures for Nominating a Director Candidate
The Nominating Committee considers nominees proposed by our shareholders.  To recommend a prospective nominee for the Nominating Committee's consideration, you may submit the candidate's name by delivering notice in writing to:
Daryl Faulkner
Chair, Nominating Committee
c/o Venaxis, Inc.
1585 South Perry Street
 Castle Rock, Colorado 80104
A shareholder nomination submitted to the Nominating Committee must include at least the following information (and can include such other information the person submitting the recommendation desires to include), and must be submitted to the Company in writing:
(i)     The name, address, telephone number, fax number and e-mail address of the person submitting the recommendation;
(ii)    The number of shares and description of the Company voting securities held by the person submitting the nomination and whether such person is holding the shares through a brokerage account (and if so, the name of the broker-dealer) or directly;
(iii)   The name, address, telephone number, fax number and e-mail address of the person being recommended to the Nominating Committee to stand for election at the next annual meeting (the "proposed nominee") together with information regarding such person's education (including degrees obtained and dates), business experience during the past ten years, professional affiliations during the past ten years, and other relevant information;

(iv)   Information regarding any family relationships of the proposed nominee as required by Item 401(d) of SEC Regulation S-K;
(v)    Information whether the proposed nominee or the person submitting the recommendation has (within the ten years prior to the recommendation) been involved in legal proceedings of the type described in Item 401(f) of SEC Regulation S-K (and if so, provide the information regarding those legal proceedings required by Item 401(f) of Regulation S-K);
(vi)    Information regarding the proposed nominee's ownership of shares in the Company required by Item 403 of Regulation S-K;
(vii)   Information regarding certain relationships and related party transactions of the proposed nominee as required by Item 404 of Regulation S-K; and
(viii)  The signed consent of the proposed nominee in which he or she consents to being nominated as a director of the Company if selected by the Nominating Committee, states his or her willingness to serve as a director if elected for compensation not greater than that described in the most recent proxy statement; states whether the proposed nominee is "independent" as defined by Rule 5605(a) of the NASDAQ listing standards; and attests to the accuracy of the information submitted in such consent.
Although the information may be submitted by fax, e-mail, mail, or courier, the Nominating Committee must receive the proposed nominee's signed consent, in original form, within ten days of making the nomination.  For next year's annual meeting, which is expected to be held in June 2016, nominations should be submitted on or before December 31, 2015.
When the information required above has been received, the Nominating Committee will evaluate the proposed nominee based on the criteria described below, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.
The process for evaluating a director nominee is the same whether a nominee is recommended by a shareholder or by an existing officer or director.  The Nominating Committee has established criteria for selection of potential directors, taking into consideration the following attributes which are desirable for a member of our Board of Directors:  leadership; independence; interpersonal skills; financial acumen; business experiences; industry knowledge; and diversity of viewpoints.  The Nominating Committee will periodically assess the criteria to ensure it is consistent with best practices and the goals of the Company; identify individuals who satisfy the criteria for selection to the Board and, after consultation with the Chair of the Board, make recommendations to the Board on new candidates for Board membership; and receive and evaluate nominations for Board membership which are recommended by existing directors, corporate officers, or shareholders in accordance with policies set by the Nominating Committee and applicable laws.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section describes our compensation program for our named executive officers ("Named Executive Officers") during the fiscal year ended December 31, 2014.  The following discussion focuses on our compensation program and compensation-related decisions for 2014 and also addresses why we believe our compensation program is appropriate for the Company.
Compensation philosophy and overall objectives of executive compensation programs
It is our philosophy to link executive compensation to corporate performance and to create incentives for management to enhance Company value.  The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:
•	provide a competitive total executive compensation package that enables us to attract, motivate and retain key executives;
•	integrate the compensation arrangements with our annual and long-term business objectives and strategy and focus executives on the fulfillment of these objectives; and
•	provide variable compensation opportunities that are directly linked with our financial and strategic performance.
Procedures for determining compensation
Our Compensation Committee has the overall responsibility for designing and evaluating the salaries, incentive plan compensation, policies and programs for our Named Executive Officers.  The Compensation Committee relies on input from our Chief Executive Officer regarding the Named Executive Officers (other than himself), and on an analysis of our corporate performance.  With respect to the compensation for the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer's performance, sets his compensation and recommends it for approval to the independent members of the Board.  In 2014, the Board of Directors approved the recommendations of the Compensation Committee for salary, bonus and the long-term equity award for the Chief Executive Officer.
Our Chief Executive Officer plays a significant role in the compensation-setting process of the other Named Executive Officers and makes recommendations to the Compensation Committee concerning performance objectives and salary and bonus levels for the other Named Executive Officers and executive team.  The Compensation Committee, at least annually, then discusses the recommendations with the Chief Executive Officer.  The Compensation Committee may, in its sole discretion, approve, in whole or in part, the recommendations of the Chief Executive Officer.  The Compensation Committee approves the compensation for the Named Executive Officers other than the Chief Executive Officer.  In 2014, the Compensation Committee approved the Chief Executive Officer's recommendations for salary, bonus and long-term equity awards for each of the other Named Executive Officers.
The Compensation Committee considers, among other aspects, our long-term and short-term strategic goals and development goals when evaluating our corporate performance as a factor for compensation decisions.  In determining the adjustments to the compensation of our Named Executive Officers, we participated in the Radford Global Life Sciences Survey of compensation.  Based on such participation, we received the survey results from Radford, which consists of aggregated, non-company specific data on executive compensation on an industry basis. The Compensation Committee used information obtained from this survey, its assessment of the roles and performance of the Named Executive Officers, and the experience of its members with other public companies, as well as the recommendations of the Chief Executive Officer to inform and guide its compensation decisions for 2014.

At the 2014 annual meeting of shareholders, shareholders holding approximately 72% of the votes cast approved, on an advisory basis, the compensation paid to our Named Executive Officers for 2013.  Shareholders holding approximately 69% of votes cast also approved the increase in the number of shares under our 2002 Stock Incentive Plan, as amended (the "Stock Plan").  The Compensation Committee factored into its decisions for 2015 compensation decisions the results of these 2014 say-on-pay votes, and the support of the increase in the number of shares available under the Stock Plan, as the Company relies on the availability of stock available for long-term equity-based awards in compensating the Named Executive Officers while conserving cash for the business.  We will continue to monitor the annual say-on-pay results and include such results in our annual executive compensation analysis.
Elements of compensation
The compensation of our Named Executive Officers consists primarily of four major components:
•	base salary;
•	annual incentive awards;
•	long-term equity awards; and
•	other benefits.
Base salary
The base salary of each of our Named Executive Officers is determined based on an evaluation of the responsibilities of that particular position, each Named Executive Officer's historical salary earned in similar management positions with the Company or other companies, and a review of the Radford compensation survey described above.  A significant portion of each Named Executive Officer's total compensation is in the form of base salary.  The salary component is designed to provide the Named Executive Officers with consistent income and to attract and retain talented and experienced executives capable of managing our operations and strategic growth.  Annually, the performance of each Named Executive Officer is reviewed by the Compensation Committee using information and evaluations provided by the Chief Executive Officer with respect to the other Named Executive Officers and its own assessment of the Chief Executive Officer, taking into account our operating and financial results for the year, a subjective assessment of the contribution of each Named Executive Officer to such results, the achievement of our strategic growth and any changes in our Named Executive Officers' roles and responsibilities.

Annual incentive plan
The Named Executive Officers participated in the Company's annual incentive plan for senior management (the "Incentive Plan") for 2014.  Under the Incentive Plan, management of the Company develops annual corporate goals and milestone objectives that are then approved by the Compensation Committee and the Board.  The Incentive Plan is designed to recognize and reward our employees, including the Named Executive Officers, for contributing towards the achievement of our annual corporate business plan.  These annual incentive awards are designed to reward near-term operating performance and the achievement of milestones critical to the Company's success in both the near and the long-term.  The Compensation Committee believes the Incentive Plan serves as a valuable short-term incentive program for providing cash bonus opportunities for our employees upon achievement of targeted operating results.  The 2014 Incentive Plan was 44% weighted on goals related to the submission of a 510(k) application to the U.S. Food and Drug Administration ("FDA"). The balance of the 2014 Incentive Plan goals were weighted between the attainment of two EU distribution agreements with minimum commitments, the achievement of certain development goals in connection with APPY2 and the achievement of certain revenue goals. Specifically, the 2014 Incentive Plan goals were:
•	Obtaining acceptable results from the pivotal clinical trial in order to support a 501(k) clearance submission with the FDA (44%);
•	Executing two EU distribution agreements with minimum commitments (20%);
•	Achieving a GAAP reported gross margin at a designated level (15%);
•	Completing identified product development for APPY2 (15%); and
•	Achievement of certain product and supply chain performance (6%).
Potential stretch goals for 2014 included receipt of 510(k) clearance for APPY1, certain product development milestones and achievement of a GAAP reported gross margin over the designated threshold.
For 2014, based upon a review of the goals and achievements, the Compensation Committee and the Board determined that the target 2014 Incentive Plan goals were fully achieved and stretch goals were achieved at a 12% level, resulting in the achievement of the corporate goals at 112%.  See page 21 of this proxy statement for the bonus awards paid under the 2014 Incentive Plan.  Such bonuses were paid in the first quarter of 2015.
Long-term equity awards
The Compensation Committee believes that it is essential to align the interests of the executive officers of the Company who meet the definition of "Named Executive Officers" under the federal securities laws with the interests of our shareholders, and believes the best way to accomplish this alignment is through awards of long-term, equity-based compensation. The Compensation Committee has also identified the need to recruit and retain experienced, high performing executives, and equity-based awards assist in such recruitment and retention. Such awards are made under the Stock Plan.
The Company has granted stock options as incentive stock options in accordance with Section 422 of the Code, subject to the volume limitations contained in the Code, as well as non-qualified stock options. Generally, for stock options that do not qualify as incentive stock options, the Company is entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value, at the time of exercise, of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. For stock options that qualify as incentive stock options, the Company does not receive a tax deduction, and the holder of the stock option may receive more favorable tax treatment than he or she would for a non-qualified stock option. Historically, the Company has primarily granted incentive stock options to provide these potential tax benefits to its executives and because of the limited expected benefits to the Company of the potential tax deductions as a result of its historical net losses.

The Board of Directors made annual stock option awards to the Named Executive Officers in January 2014.  The Named Executive Officer annual awards for stock options, other than the Chief Executive Officer, are generally awarded at the same level for each Named Executive Officer based on a percentage of salary.  The grant date value of awards made to the Named Executive Officers for 2014 are included in "Executive Compensation - Summary compensation table" on page 21 of this proxy statement and a description of the awards is included in "- Outstanding Equity Awards at Fiscal Year End" table on page 22 of this proxy statement.
The Company has adopted a Change in Control policy for the Stock Plan.  A "Change in Control" is defined under the Stock Plan as (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of more than fifty percent of the outstanding securities of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or transfer or other disposition of all or substantially all of the assets of the Company, (iv) the complete liquidation or dissolution of the Company or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company's outstanding securities are transferred.  Under the adopted policy, in the event of a Change in Control, all outstanding unvested stock options and rights granted under the Stock Plan and held by directors and Named Executive Officers will fully vest.  The Board believes that this acceleration of vesting of outstanding awards provides the executives at risk for job loss in any Change of Control with certainty as to the impact of the Change in Control on such long-term compensation.
The Compensation Committee periodically reviews long-term incentives to assure that our executive officers and other key employees are appropriately motivated and rewarded in a way that is aligned with our long-term financial results.
Other benefits
Perquisites and other benefits - We offer our Named Executive Officers modest perquisites and other personal benefits that we believe are reasonable and in our best interest and generally in line with benefits we offer to all of our employees. See "Executive Compensation— Summary compensation table."
Severance benefits - We have entered into employment agreements with each Named Executive Officer. These agreements provide our Named Executive Officers with certain severance benefits in the event of involuntary termination. See "Executive Compensation — Employment agreements and post‑employment benefits."
Pension benefits - The Company has no defined benefit plans, supplemental executive retirement plans or actuarial plans.
Nonqualified defined contribution and other deferred compensation plans - The Company does not have a defined contribution plan and has not contributed to a deferred compensation plan.
2015 Named Executive Officer Compensation
In January 2015, the Company announced that it had received a "not substantially equivalent" letter from the FDA with respect to its 501(k) submission for its APPY1 product candidate.  Since that time, the Board has directed management to focus on evaluating the possibility of modifying the intended use for APPY1, with possible re-submission to the FDA, sales of its CE-mark approved APPY1 products in the European Union, the Company's APPY2 product development efforts, and considering other corporate transaction alternatives to possibly acquire or gain access to assets beyond the Company's core focus of appendicitis diagnostic development and commercialization.  In establishing the incentive goals for 2015, the Compensation Committee has focused on these activities.  In addition, the Compensation Committee and the Board has approved a retention program for the Chief Executive Officer and Chief Financial Officer of the Company.  The Compensation Committee and the Board, in approving such retention program, focused on the importance of and need to retain the services of such Named Executive Officers in pursuing such corporate activities.  Such retention program continues the current employment agreements with Messrs. Lundy and McGonegal without change, ties a portion of the 2015 incentive goals to successful completion of a corporate transaction, and establishes the potential for a retention bonus, equal to 50% of base salary to be paid to such Named Executive Officers upon the consummation of a corporate transaction.  The continuation of the current employment agreements would provide additional severance benefits, as described below on pages 23-24 of this proxy statement, if either Named Executive Officer's employment is terminated in connection with a change in control.

Summary Compensation Table
This table provides disclosure, for fiscal years 2014 and 2013 for the Named Executive Officers, who are (1) any individual serving in the office of Chief Executive Officer (CEO) during any part of 2014 and (2) the Company's two most highly compensated officers, other than the CEO, who were serving in such capacity on December 31, 2014.
Named Executive Officer and Principal Position	Year	Salary ($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation ($)	Total ($)

Stephen T. Lundy,	2014	375,000	404,060	183,398	40,082	985,040
Chief Executive Officer and	2013	325,000	237,236	43,900	33,088	639,224
President (1)

Jeffrey G. McGonegal,	2014	254,925	197,490	92,347	29,694	574,457
Chief Financial Officer (2)	2013	231,750	116,020	24,400	28,282	400,452

Donald R. Hurd,	2014	260,590	202,030	82,086	13,036	557,742
Chief Commercial Officer (3)	2013	236,900	119,484	24,900	13,626	394,910
__________

(1)  Effective January 1, 2014, Mr. Lundy's annual salary was increased to $375,000.  Mr. Lundy also serves as a director of the Company; he does not receive additional compensation for serving in such role. Amounts included in "All Other Compensation" include: temporary living and travel accommodations he was provided at a total cost of $27,774 and $21,463 in 2014 and 2013, respectively, and coverage under the Company's group medical plan at a total cost of $12,308 and $11,624 in 2014 and 2013, respectively.
(2)  The amounts included in "All Other Compensation" represents the amounts paid on his behalf in each year for group medical benefits.
(3)  The amounts included in "All Other Compensation" include temporary living and travel accommodations he was provided at a total cost of $13,036 and $13,626 in 2014 and 2013, respectively.  Mr. Hurd resigned on February 22, 2015.
(4)  The "Option Awards" columns reflect the grant date fair value for all stock option awards granted under the Stock Plan during 2014 and 2013.  These amounts are determined in accordance with FASB Accounting Standards Codification 718 (ASC 718), without regard to any estimate of forfeiture for service vesting.  Assumptions used in the calculation of the amounts in these columns for 2014 and 2013 are included in footnotes 1 and 6 to the Company's audited financial statements for the fiscal year ended December 31, 2014 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 (the "Annual Report").
(5)  The "Non-Equity Incentive Plan Compensation" column reflects the annual cash bonuses earned under the Company's Incentive Plan.  The bonus amounts listed were earned for the fiscal year reported, but paid in the subsequent year.

Outstanding Equity Awards at Fiscal Year End
The following table shows the outstanding equity awards held by the Named Executive Officers as of December 31, 2014.

	Option Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Stephen T. Lundy (1)	7,057	-	-	68.40	3-24-2020
	2,073	-	-	17.70	1-5-2021
	11,195	-	-	20.40	7-8-2021
	12,500	-	-	3.96	4-30-2022
	99,336	-	-	2.10	12-11-2022
	137,000	-	-	2.04	1-23-2023
	103,827	74,173	-	2.27	1-06-2024

Jeffrey G. McGonegal (2)	1,667	-	-	24.00	3-24-2015
	1,667	-	-	88.80	1-24-2017
	1,334	-	-	198.90	1-17-2018
	1,667	-	-	39.90	1-27-2019
	1,667	-	-	66.00	1-19-2020
	1,667	-	-	17.70	1-5-2021
	6,667	-	-	3.96	4-30-2022
	52,676	-	-	2.10	12-11-2022
	67,000	-	-	2.04	1-23-2023
	50,747	36,253	-	2.27	1-06-2024

Donald R. Hurd (3)	20,000	-	-	3.42	5-23-2022
	10,000	-	-	2.05	9-19-2022
	40,000	-	-	2.10	12-11-2022
	69,000	-	-	2.04	1-23-2023
	51,914	37,086	-	2.27	1-06-2024
__________
(1)  Includes options to purchase: 7,057 shares at $68.40 per share granted on March 24, 2010; 2,073 shares at $17.70 per share granted on January 5, 2011; 11,195 shares at $20.40 per share granted on July 8, 2011; 12,500 shares at $3.96 per share granted on April 30, 2012; 99,336 shares at $2.10 per share granted on December 11, 2012; 137,000 shares at 2.04 per share granted on January 21, 2013; and 178,000 shares at $2.27 per share granted on January 6, 2014.  The options granted in 2011 vested as to 33% of the award on the first and second anniversaries of the date of grant, and 34% of the award is scheduled to vest on the third anniversary of the grant date. The options granted on January 23, 2013 and January 6, 2014 vested 50% after six months and the remaining 50% are vesting equally over the following six quarters.
(2)  Includes options to purchase: 4,667 shares at $36.30 per share granted January 19, 2004; 3,334 shares at $22.50 per share granted August 24, 2004; 1,667 shares at $24.00 per share granted March 24, 2005; 1,667 shares at $88.80 per share granted January 24, 2007; 1,334 shares at $198.90 per share granted January 17, 2008; 1,667 shares at $39.90 per share granted on January 27, 2009; 1,667 shares at $66.00 per share granted on January 19, 2010; 1,667 shares at $17.70 per share granted on January 5, 2011; 6,667 shares at $3.96 per share granted on April 30, 2012; 52,676 shares at $2.10 per share granted on December 11, 2012; 67,000 shares at $2.04 per share granted on January 23, 2013; and 87,000 shares at $2.27 per share granted on January 6, 2014.  The options granted in 2011 vested as to 33% of the award on the first and second anniversaries of the date of grant, and 34% of the award is scheduled to vest on the third anniversary of the grant date. The options granted on January 23, 2013 and January 6, 2014 vested 50% after six months and the remaining 50% are vesting equally over the following six quarters.

(3)  Includes options to purchase: 20,000 shares at $3.42 per share granted on May 23, 2012; 10,000 shares at $2.05 per share granted on September 19, 2012; 40,000 shares at $2.10 per share granted on December 11, 2012; 69,000 shares at $2.04 per share granted on January 23, 2013; and 89,000 shares of $2.27 per share granted on January 6, 2014.  The options granted on January 23, 2013 and January 6, 2014 vested 50% after six months and the remaining 50% are vesting equally over the following six quarters.
Options Exercised and Stock Vested
None of the Named Executive Officers exercised stock options during the year ended December 31, 2014.
Employment Agreements
The Company has entered into employment agreements with, and provides post-employment benefits to, its Named Executive Officers as follows:
Chief Executive Officer - On March 24, 2010, we entered into an employment agreement with Mr. Lundy which provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. Lundy's employment is terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Lundy's salary will be made for twelve months.  In the event of death or disability, severance payments based upon Mr. Lundy's salary will be made for three months.
Chief Financial Officer - On February 2, 2009, we entered into an employment agreement with Mr. McGonegal which provides that he serves at the pleasure of the Board of Directors unless the agreement is terminated by either party as provided in the agreement. The agreement provides in the event that Mr. McGonegal's employment is terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. McGonegal's salary will be made for six months.  In the event of death or disability, severance payments based upon Mr. McGonegal's salary will be made for six months.
Chief Commercial Officer - On May 23, 2012, we entered into an employment agreement with Mr. Hurd which provides that he serves at the pleasure of the Board of Directors unless the agreement was terminated by either party as provided in the agreement. The agreement provided in the event that Mr. Hurd's employment was terminated by the Company for other than cause, or if such employment is terminated by the executive in the event of a change in control, severance payments based upon Mr. Hurd's salary would be made for six months.  In the event of death or disability, severance payments based upon Mr. Hurd's salary would be made for six months.  Mr. Hurd resigned on February 22, 2015 and his agreement expired at that time.

Post-Employment Benefits
The following table discloses the post-employment termination benefits that would have been received by the Named Executive Officers if a termination event had occurred on December 31, 2014:
Named Executive Officer	Benefit	Termination without Cause ($)	Death or Disability ($)	Change In Control (Single Trigger) ($) (1)	Change In Control (Double Trigger) ($)

Stephen T. Lundy	Severance	357,500	89,375	-	357,000
	Options	-	-	-	-
	Total	357,500	89,375	-	357,000

Jeffrey G. McGonegal	Severance	127,463	127,463	-	127,463
	Options	-	-	-	-
	Total	127,463	127,463	-	127,463

Donald R. Hurd (2)	Severance	130,295	130,295	-	130,295
	Options	-	-	-	-
	Total	130,295	130,295	-	130,295

__________
(1)  Under the Change in Control Policy approved by the Board, upon consummation of a Change in Control (as defined in the Stock Plan) any unvested stock options held by a Named Executive Officer accelerate and vest upon the consummation of a Change in Control.  This column shows the value of unvested stock options that would have been received upon acceleration of unvested stock options as of December 31, 2014.  The closing price of the Company's common stock on December 31, 2014 was $1.77 per share; therefore no value was added for stock options outstanding.
(2)  Mr. Hurd resigned on February 22, 2015.
Director Compensation
Since February 1, 2008, each non-employee director receives cash compensation of $1,000 per month.  On October 7, 2010, upon becoming non-executive Chair of the Board, Gail Schoettler began receiving cash compensation of $2,000 per month.  To conserve cash, each non-employee director agreed to defer receipt of 50% of the cash compensation for the months of February through June 2012, resulting in a total deferral of $5,000 for Gail Schoettler and $2,500 each for the remaining directors.  The deferrals were paid in June 2015.  Our non-employee directors typically receive a stock option award upon joining and additional options over time, generally annually.  As additional compensation for service as non-executive chair, Ms. Schoettler receives awards equal to 1.5 times the awards made to the other non-employee directors when such awards are made.  The directors are also reimbursed for all expenses incurred by them in attending board and committee meetings.

Director compensation for the year ended December 31, 2014 was:
Name	Cash Fees ($)	Option Awards ($) (7)	Total ($)

Gail Schoettler (1)	24,000	97,963	121,963
Daryl Faulkner (2)	12,000	65,309	77,309
John Landon (3)	12,000	65,309	77,309
David Welch (4)	12,000	65,309	77,309
Susan Evans (5)	12,000	65,309	77,309
Stephen Williams (6)	12,000	65,309	77,309
__________
(1)  On January 6, 2014, Ms. Schoettler was granted options to purchase 51,000 shares of the Company's Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Ms. Schoettler held a total of 152,676 options to purchase shares of our Common Stock.
(2)  On January 6, 2014, Mr. Faulkner was granted options to purchase 34,000 shares of the Company's Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Mr. Faulkner held a total of 127,506 options to purchase shares of our Common Stock.
(3)  On January 6, 2014, Mr. Landon was granted options to purchase 34,000 shares of the Company's Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Mr. Landon held a total of 86,709 options to purchase shares of our Common Stock.  Mr. Landon retired as director of the Company on June 1, 2015.
(4)  On January 6, 2014, Mr. Welch was granted options to purchase 34,000 shares of the Company's Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Mr. Welch held a total of 106,676 options to purchase shares of our Common Stock.
(5)  On January 6, 2014, Dr. Evans was granted options to purchase 34,000 shares of our Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Dr. Evans held a total of 84,000 options to purchase shares of our Common Stock.
(6)  On January 6, 2014, Dr. Williams was granted options to purchase 34,000 shares of our Common Stock at $2.27 per share, vesting in quarterly installments during 2014 and expiring in ten years.  As of December 31, 2014, Dr. Williams held a total of 75,333 options to purchase shares of our Common Stock.
(7)  The "Option Awards" columns reflect the grant date fair value for all stock option awards granted to non-employee directors under the Company's 2002 Stock Incentive Plan during 2014.  These amounts are determined in accordance with ASC 718, without regard to any estimate of forfeiture for service vesting. Assumptions used in the calculation of the amounts in this column are included in footnotes 1 and 6 to the Company's audited financial statements for the fiscal year ended December 31, 2014 included in the Annual Report.

INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee selected the independent accounting firm of GHP Horwath, P.C. ("GHP") with respect to the audit of our financial statements for the year ended December 31, 2014.  GHP has again been recommended by the Audit Committee to be the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.  The Board of Directors approved this recommendation and directed that the selection of GHP be submitted to the shareholders for ratification.  A representative of GHP is expected to be present at the Meeting.  He or she will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.
During the years ended December 31, 2014 and 2013, we retained GHP to provide services. Aggregate fees were billed or expected to be billed in the following categories and amounts:
	2014	2013

Audit Fees	$93,000	$81,000
Audit Related Fees	—	—
Tax Fees	5,000	5,000
All Other Fees	—	—
Total Fees	$98,000	$86,000

Audit fees in 2014 and 2013 relate to the financial statement audits and the quarterly reviews and assistance with the filing of registration statements on Forms S-1, S-3 and S-8.
Our principal accountant (through its full time employees) performed all work regarding the audit of our financial statements for the most recent fiscal year.
The Company's Audit Committee currently has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by its independent auditors.  These services requiring pre-approval by the Audit Committee may include audit services, audit related services, tax services and other services.  All of the services performed by the independent registered public accounting firm were approved by the Company's Audit Committee and prior to performance. The Audit Committee has determined that the payments made to its independent accountants for these services are compatible with maintaining such auditors' independence.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING
PROPOSAL ONE – ELECTION OF DIRECTORS
The Board of Directors is nominating all six of the current Directors for re-election.  Each director, if re-elected, will serve for a one year term, until his or her successor is elected and qualified, or until their earlier death, resignation or removal.  Each director nominee has consented to being named as a director nominee in this proxy statement and to serving as a director if elected.  Please see pages 7 through 9 of this proxy statement under the heading "Board of Directors" for information regarding the seven nominees for re-election as a Director.
Nominees for election of directors
The persons named in the enclosed form of Proxy will vote the shares represented by such Proxy for the election of the six nominees for Director named below.  If, at the time of the Meeting, any of these nominees shall become unavailable for any reason, which event is not expected to occur, the persons entitled to vote the Proxy will vote for such substitute nominee or nominees, if any, as they determine in their sole discretion.  If elected, Stephen T. Lundy, Gail S. Schoettler, Susan A. Evans, Daryl J. Faulkner, David E. Welch and Stephen A. Williams will each hold office a term of one year, until their successors are duly elected or appointed or until their earlier death, resignation or removal.
Vote required and recommendation
The Board of Directors recommends a vote "For" the election of Messrs. Lundy, Faulkner and Welch, Ms. Schoettler and Drs. Evans and Williams to the Board of Directors.  Directors are elected by a plurality of votes cast.  Unless otherwise specified, the enclosed proxy will be voted "For" the election of the Board of Directors' slate of nominees.  Neither management nor the Board of Directors of the Company is aware of any reason which would cause any nominee to be unavailable to serve as a Director.  Discretionary authority may be exercised by the proxy holders named in the enclosed proxy to vote for a substitute nominee proposed by the Board of Directors if any nominee becomes unavailable for election.  At this time, the Board knows of no reason why any nominee might be unavailable to serve.
PROPOSAL TWO – ADOPTION OF AMENDMENT TO THE 2002 INCENTIVE STOCK PLAN
The sole equity incentive plan used for plan-based awards for officers, other employees, consultants, advisors and non-employee directors is the Company's 2002 Stock Incentive Plan, as amended (the "Stock Plan").  The Stock Plan was originally adopted by the Board of Directors on April 3, 2002, was amended and restated on June 1, 2007 and further amended on June 9, 2008, November 20, 2009, November 22, 2010, July 8, 2011, May 22, 2012, December 11, 2012, June 11, 2013 and June 25, 2014, primarily to increase the number of shares available for awards under the Stock Plan.  As of the date of this proxy statement, a maximum of 3,673,127 shares of Common Stock are reserved for issuance under the Stock Plan of which 922,305 shares remain available for future awards.  The awards that can be made under the Stock Plan are stock options and "Rights to Purchase" restricted shares.
On June 1, 2015, the Board of Directors adopted an amendment increasing the total shares reserved under the Stock Plan by 2,000,000 from 3,673,127 to 5,673,127 (the "Amendment"), with the Amendment being subject to shareholder approval.  The Amendment is being submitted to shareholders for approval at the Meeting.

The Board of Directors believes that increasing the number of shares available for the issuance of awards under the Stock Plan is necessary and appropriate to permit the Company to continue to grant officers, other employees, non-employee directors, consultants and advisors equity-based incentives and equity-based compensation.  The Board of Directors is seeking shareholder approval to add 2,000,000 shares to the Stock Plan because of:
•	the timeline before the Company will evolve from primarily product development activities to producing revenues from product sales;
•	the desire to preserve cash for product development efforts and commercialization activities, including possible strategic opportunities;
•	the Board of Directors' belief that the Company needs to provide incentive, equity-based compensation to executive officers, other employees, consultants and advisors to incentivize such persons to achieve the Company's product development and commercialization milestones, while preserving cash for Company operations;
•	the lack of adequate shares available under the Stock Plan to allow the Board of Directors to make future equity-based incentive awards; as of the date of this proxy statement, only 922,305 shares are available for future awards under the Stock Plan;
•	the need to compensate non-employee directors for service to the Company while preserving cash as much as possible (continuing to pay below-market cash compensation while continuing to align the interests of the non-employee directors with shareholders); and
•	the need to closely re-align the interests of management, directors, employees and consultants with those of shareholders.
Due to the prolonged product development and approval timeline that the Company has encountered, the Company has not yet been able to achieve regulatory approval for its principal product, APPY1, and has experienced significant declines in its stock price over the past few years.  In order to maintain compliance with the applicable NASDAQ listing standards, the Company has effected two shareholder-approved reverse stock split transactions, one on July 28, 2011, and the second on June 20, 2012, in conjunction with a Common Stock financing transaction.  The stock price decline and the impact of the reverse split transactions have negatively affected the incentive and compensatory nature of stock options previously granted to executive officers, other employees and non-employee directors, including all of the currently outstanding stock option awards are significantly "out-of-the money" and do not provide the desired incentive and compensation objectives.
As of the Record Date, stock options to acquire 2,750,822 shares are outstanding with exercise prices ranging from $1.75 per share to $240.90 per share.  On July 19, 2015, the closing stock price was $0.45 per share.  It is likely that only the outstanding stock options issued after the June 2012 reverse split will become "in-the-money" and be exercised by the holders of such stock options.  The stock options have been awarded over time to executive officers, other employees, consultants and advisors to the Company as incentive-based equity awards, designed to incentivize such option holders to achieve designated Company goals, to non-employee directors as compensatory options, in lieu of paying cash compensation commensurate with that paid at similarly situated companies, to help preserve cash for product development and commercialization efforts, and to align the interests of all of these stakeholders with the shareholders.
The Board of Directors believes it is vital to provide new incentive and compensatory equity‑based equity awards to current option holders, most particularly to management and directors for retentive, compensatory and incentive reasons. There are not a sufficient number of shares available for such awards under the Stock Plan, which has led the Board of Directors to seek shareholder approval of the Amendment.  We believe that if the Amendment is not approved it may be difficult to retain management employees and non-employee directors for the next crucial period for the Company.

Description of the Stock Plan
As of July 24, 2015, there are approximately 922,000 shares available for future awards under the Stock Plan, which number would increase to approximately 2,922,000 if the Amendment is approved.  If the shareholders do not approve the Amendment, the number of shares reserved under the Stock Plan will remain the same, and there will not be a sufficient number of shares available under the Stock Plan to permit the Company to effectively utilize the Stock Plan through the remainder of 2015 and beyond.
The Stock Plan provides the Committee (as defined below) with the authority to award:  (i) options intended to qualify as "incentive stock options" ("Incentive Options") under Section 422 of the Code; (ii) non-incentive stock options which are not intended to qualify as Incentive Options ("Non-Incentive Options"); and (iii) shares issuable under a "Right to Purchase."
The Stock Plan is intended to provide incentives to officers, directors, employees and other persons, including consultants and advisers, who contribute to the success of the Company by offering them the opportunity to acquire an ownership interest in it.  Approximately thirty individuals were eligible to participate under the Stock Plan in 2014.  The Board of Directors believes that this also helps align the interests of the Company's management and employees with the interests of shareholders.  The terms of the Stock Plan concerning the Incentive Options and Non-Incentive Options are substantially the same except that only employees of the Company are eligible to receive Incentive Options, both employees and other persons are eligible to receive Non-Incentive Options, and Incentive Stock Options are subject to certain restrictions and limitations in compliance with Section 422 of the Code.  The number of shares reserved for issuance under the Stock Plan is a maximum aggregate so that the number of Incentive Options and/or Non-Incentive Options that may be granted reduces the number of Rights to Purchase which may be granted, and vice versa.
The following table sets forth summary information as to unexercised Options granted under the Stock Plan as of July 1, 2015.
Name/Group	Number of Options
Stephen T. Lundy, Chief Executive Officer and President	750,161

Jeffrey G. McGonegal, Chief Financial Officer and Secretary	369,345

Non-Executive Director Group	833,857

Non-Executive Employee and Consultant Group	641,080

The following table gives information about the Company's Common Stock that may be issued upon the exercise of options and rights under the Stock Plan as of December 31, 2014:
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance

Equity compensation plans approved
by security holders	1,854,258	$5.79	1,818,869
Equity compensation plans not
approved by security holders	—	$—	—

Total	1,854,258	$5.79	1,818,869

Administration of the Stock Plan
The Stock Plan is administered by a committee, which may consist of either (i) a committee, composed of at least two non-employee directors, appointed by the Company's Board of Directors, or (ii) if no committee has been appointed, the Company's Board of Directors (the "Committee").  Currently the Board of Directors serves as the Committee administering the Stock Plan.
In addition to determining who will be granted Options or Rights to Purchase, the Committee has the authority and discretion to determine when Options and Rights to Purchase will be granted and the number of Options and Rights to Purchase to be granted.  The Committee also may determine a vesting and/or forfeiture schedule for Rights to Purchase and/or Options granted, the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the agreements, certificates or other instruments evidencing grants made under the Stock Plan.  The Committee may determine the purchase price of the shares of Common Stock covered by each Option and determine the Fair Market Value per share.  The Committee also may impose additional conditions or restrictions not inconsistent with the provisions of the Stock Plan.  The Committee may adopt, amend and rescind such rules and regulations as in its opinion may be advisable for the administration of the Stock Plan.
The Committee also has the power to interpret the Stock Plan and the provisions in the instruments evidencing grants made under it, and is empowered to make all other determinations deemed necessary or advisable for the administration of it.
Prohibition against repricing Options without shareholder approval
On September 18, 2009, our Board of Directors adopted an administrative amendment to the Stock Plan to ensure that the Stock Plan is consistent with our corporate governance policies and practices, and the rules of NASDAQ Listing Rules governing stock incentive plans.  Under this administrative amendment, the Company removed the explicit authority of the Committee under the Stock Plan to grant Options in exchange for cancellation and termination of a previously granted Option, and added a provision to expressly prohibit the Committee from reducing the exercise price of any outstanding Options (repricing) without first receiving the approval of such repricing from the shareholders.

Eligibility
Participants in the Stock Plan may be selected by the Committee from employees, officers and directors of, and consultants and advisors to, the Company and its subsidiary and affiliated companies, if any.  The Committee may take into account the duties of persons selected, their present and potential contributions to the success of the Company and such other considerations as the Committee deems relevant to the purposes of the Stock Plan.
The grant of Options or Rights to Purchase under the Stock Plan does not confer any rights with respect to continuation of employment, and does not interfere with the right of the recipient or the Company to terminate the recipient's employment, although a specific grant of Options or Rights to Purchase may provide that termination of employment or cessation of service as an employee, officer, director, or consultant may result in forfeiture or cancellation of all or a portion of the Rights to Purchase, the underlying restricted stock, or Options.
Adjustment
In the event a change, such as a stock split, is made in the Company's capitalization which results in an exchange or other adjustment of each share of Common Stock for or into a greater or lesser number of shares, appropriate adjustments will be made to unvested Rights to Purchase, and in the exercise price and in the number of shares subject to each outstanding Option.  The Committee also may make provisions for adjusting the number of Rights to Purchase or underlying outstanding Options in the event the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of the Company's outstanding Common Stock.  Options and Rights to Purchase may provide that in the event of the dissolution or liquidation of the Company, a corporate separation or division or the merger or consolidation of the Company, the holder may exercise the Option on such terms as it may have been exercised immediately prior to such dissolution, corporate separation or division or merger or consolidation; or in the alternative, the Committee may take no action and provide that each Option granted under the Stock Plan shall terminate as of a date fixed by the Committee.
Income tax consequences of the Stock Plan
The Incentive Options issuable under the Stock Plan are structured to qualify for favorable tax treatment to recipients provided by Section 422 of the Code.  Pursuant to Section 422 of the Code, Optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an Incentive Option.  In addition, provided that the stock underlying the Incentive Option is not sold within two years after the grant of the Incentive Option and is not sold within one year after the exercise of the Incentive Option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss.  An Optionee also may be subject to the alternative minimum tax upon exercise of his Options.  The Company will not be entitled to receive any income tax deductions with respect to the granting or exercise of Incentive Options or the sale of the Common Stock underlying the Options.  The exercise price of Incentive Options granted cannot be less than the fair market value of the underlying Common Stock on the date the Options were granted.  In addition, the aggregate fair market value (determined as of the date an Incentive Option is granted) of the Common Stock underlying the Options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code for Incentive Options.  This amount currently is $100,000.  No Incentive Option may be granted to an employee who, at the time the Option would be granted, owns more than ten percent of the outstanding stock of the Company unless the exercise price of the Incentive Option granted to the employee is at least 110 percent of the fair market value of the stock subject to the Incentive Option and the Incentive Option is not exercisable more than five years from the date of grant.

Non-Incentive Options do not qualify for the special tax benefits given to Incentive Options under Section 422 of the Code.  An Optionee does not recognize any taxable income at the time he or she is granted a Non-Incentive Option.  However, upon exercise of the Option, the Optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price.  The ordinary income recognized by the Optionee will be treated as wages and will be subject to income tax withholding by the Company.  Upon an Optionee's sale of shares acquired pursuant to the exercise of a Non-Incentive Option, any difference between the sale price and the fair market value of the shares on the date when the Option was exercised will be treated as long-term or short-term capital gain or loss.  Upon an Optionee's exercise of a Non-Incentive Option, the Company will be entitled to a tax deduction in the amount recognized as ordinary income to the Optionee provided that the Company effects withholding with the respect to the deemed compensation.
With respect to Rights to Purchase, generally, a grantee will recognize as ordinary income the fair market value of the restricted stock received upon purchasing the shares to the extent the Fair Market Value exceeds the purchase price.
Other provisions
The exercise price of an Option may be paid in cash, in shares of our Common Stock or other property having a fair market value equal to the exercise price of the Option, or in a combination of cash, shares and property.  The Committee shall determine whether or not property other than cash or Common Stock may be used to purchase the shares underlying an Option and shall determine the value of the property received.
The authorization and subsequent issuance of additional shares of Common Stock upon the exercise of the Options granted under the Stock Plan may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.  The actual effect on the holders of Common Stock cannot be ascertained until the shares of Common Stock are issued in the future.  However, such effects might include dilution of the voting power and reduction of amounts available on liquidation on a per-shareholder basis.
Vote required and recommendation
Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote.
The Board of Directors recommends that shareholders vote "For" the adoption of the Amendment, as it provides a means of compensating management, directors, employees and other advisors and consultants of the Company without utilizing the Company's cash resources.  The Amendment is set forth as Appendix A to this proxy statement.  If approved, we will incorporate the Amendment into the Stock Plan.  Moreover, the Board of Directors believes that the having additional shares available for the issuance of Options and Rights to Purchase will help to align the interests of the Company's employees, officers, directors, consultants and advisors who receive awards utilizing the additional shares made available by the Amendment with the interests of the Company's shareholders by providing for the potential for increased share ownership in the Company which will provide an additional incentive for those persons to work for the success of the Company and to maximize shareholder value.  In addition, the Board of Directors believes that having additional shares available for issuance under the Stock Plan will help provide an incentive for those persons to put forth maximum efforts for the Company's success in order to maximize the value of the compensation provided to them through the Rights to Purchase and Options.  Unless otherwise specified, the enclosed proxy will be voted "For" approval of Proposal Two.

PROPOSAL THREE – ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)
In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) was enacted.  Under the Dodd-Frank Act, the Company is providing the shareholders a vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC's rules.  At the 2013 Annual Meeting, upon proposal made by the Company, the shareholders holding approximately 74% of the votes cast approved the presentation of a say-on-pay vote on an annual basis.  The next say-on-frequency vote will occur within six years after such 2013 vote.
As described in detail under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program enables the Company to attract, motivate and retain key executives, aligns our compensation arrangements with our annual and long-term business objectives and strategy, and provides variable compensation opportunities that are directly linked with our financial and strategic performance.  Please read "‑Compensation Discussion and Analysis" beginning on page 17 of this proxy statement and the compensation tables and narrative disclosure set forth on pages 21-26 of this proxy statement for additional details about our compensation programs for our Named Executive Officers for 2014.
This proposal, commonly known as a "say-on-pay" proposal, gives the shareholders the opportunity to express their views on our Named Executive Officers' compensation.  This vote is not intended to address any specific element of our executive compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers as described in this proxy statement.  The Board of Directors is asking the shareholders to indicate their support for our executive compensation program, as described in this proxy statement, by voting "For" the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
Advisory Nature of the Vote
Because this vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors.  However, the Compensation Committee and the Board of Directors value the opinions of the shareholders and, to the extent there is any significant vote against the Company's compensation practices for the Named Executive Officers as disclosed in this proxy statement, the Board of Directors will consider this shareholders vote and the Compensation Committee will evaluate whether any actions are necessary to address shareholder concerns when considering future executive compensation arrangements.
Vote required and recommendation
Proposal Three requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote.
The Board of Directors recommends that shareholders vote "For" the proposal.  Unless otherwise specified, the enclosed proxy will be voted "For" approval of Proposal Three.

PROPOSAL FOUR - RATIFICATION OF INDEPENDENT ACCOUNTING FIRM
On June 1-2, 2015, the Board of Directors unanimously approved the Audit Committee's recommendation to appoint GHP Horwath, P.C. ("GHP") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, and directed that the selection of GHP be submitted to the shareholders for ratification at the Meeting.  Although the Company is not required to submit the selection of independent registered public accountants for shareholder approval, if the shareholders do not ratify this selection, the Board of Directors may reconsider its selection of GHP.  The Board considers GHP to be well qualified to serve as the independent auditors for the Company; however, even if the selection is ratified, the Board of Directors may direct the appointment of a different independent registered public accounting firm at any time during the current or subsequent fiscal year if the Audit Committee and Board of Directors determine that the change would be in the Company's best interests.
Vote required and recommendation
Proposal Four requires the affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote.
The Board of Directors recommends that shareholders vote "For" Proposal Four.  Unless otherwise specified, the enclosed proxy will be voted "For" the ratification of GHP Horwath, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
ANNUAL REPORT TO SHAREHOLDERS
Included with this proxy statement is the Company's 2014 Annual Report on Form 10-K for the year ended December 31, 2014.
OTHER MATTERS
Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth herein.  However, if any such other matters properly are presented to the shareholders for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holder named in the enclosed proxy to vote in his discretion on all matters on which the shares represented by such proxy are entitled to vote.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
Only one proxy statement and annual report is being delivered to shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.  Upon the written or oral request of a shareholder, we will deliver promptly a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy was delivered.  Shareholders desiring to receive a separate copy now or in the future may contact us through at our corporate offices at 1585 South Perry Street, Castle Rock, Colorado 80104, or by telephone:  (303) 794-2000.
Shareholders who share an address but are receiving multiple copies of the proxy statement and/or annual report may contact us through our corporate offices at 1585 South Perry Street, Castle Rock, Colorado 80104, or by telephone:  (303) 794-2000 to request that a single copy be delivered.
SHAREHOLDER PROPOSALS
Venaxis, Inc. expects to hold its next annual meeting of shareholders in June 2016.  Proposals from shareholders intended to be presented at the next annual meeting of shareholders should be addressed to Venaxis Inc., Attention:  Corporate Secretary, 1585 South Perry Street, Castle Rock, Colorado 80104 and we must receive the proposals by December 31, 2015.  Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the proxy statement and proxy for next year's annual meeting in accordance with applicable law.  It is suggested that shareholders forward such proposals by Certified Mail—Return Receipt Requested.  After December 31, 2015 any shareholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.  Any nominations for director positions will be accepted in accordance with the procedures described in this proxy statement under the heading "Procedures for Nominating a Director Candidate."

INFORMATION INCORPORATED BY REFERENCE
The Company's financial statements, other financial information and Management's Discussion and Analysis and Results of Operations, as set forth in Part II, Items 6, 7, 7A, 8 and 9 of the Company's annual report on Form 10-K for the year ended December 31, 2015, filed March 30, 2015, which are being delivered to the shareholders with this proxy statement, are incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS
OF VENAXIS, INC.

Gail S. Schoettler, Chair of the Board of Directors

APPENDIX A

PROPOSAL TWO
AMENDMENT TO 2002 STOCK INCENTIVE PLAN, AS AMENDED
The Company is seeking approval of the following amendment to the Plan:
"4.The Common Stock.  The Board is authorized to appropriate, issue and sell for the purposes of the Plan, and the Option Committee is authorized to grant Options and Rights to Purchase with respect to, a total number, not in excess of 5,673,127 shares of Common Stock, either treasury or authorized but unissued or the number and kind of shares of stock or other securities which in accordance with Section 16 of this Plan shall be substituted for the 5,673,127 shares or into which such 5,673,127 shares shall be adjusted.  All or any unsold shares subject to an Option or Right to Purchase that for any reason expires or otherwise terminates may again be made subject to Options or Rights to Purchase under the Plan.  No person may be granted Options or Rights to Purchase under this Plan covering in excess of an aggregate of 500,000 Option Shares and shares of Restricted Stock in any calendar year, subject to adjustments in connection with Section 16 of this Plan."

PROXY

VENAXIS, INC.
1585 South Perry Street
Castle Rock, Colorado 80104
 (303) 794-2000
ANNUAL MEETING OF SHAREHOLDERS – SEPTEMBER 1, 2015
 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Venaxis, Inc. hereby constitutes and appoints Stephen T. Lundy and Jeffrey McGonegal, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of Common Stock and/or standing in the name of the undersigned at the Meeting of Shareholders to be held at the offices of Ballard Spahr LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202 on September 1, 2015, beginning at 3:00 P.M. local time, and at any adjournment or adjournments thereof, upon the following:
Proposal One:  To elect the following seven persons as directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified:
Stephen T. Lundy	For / /	Withhold Authority to Vote / /
Gail S. Schoettler	For / /	Withhold Authority to Vote / /
Susan A. Evans	For / /	Withhold Authority to Vote / /
Daryl J. Faulkner	For / /	Withhold Authority to Vote / /
David E. Welch	For / /	Withhold Authority to Vote / /
Stephen A. Williams	For / /	Withhold Authority to Vote / /

Proposal Two:  Approval of amendment to the 2002 Incentive Stock Plan, pursuant to which the number of reserved shares will be increased by 2,000,000 shares from 3,673,127 to 5,673,127 shares.
For / /	Against / /	Abstain / /

Proposal Three:  Advisory vote on the approval of the compensation of the Company's Named Executive Officers.
For / /	Against / /	Abstain / /

Proposal Four:  Ratification of the appointment of GHP Horwath, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

For / /	Against / /	Abstain / /

The undersigned hereby revokes any proxies as to said shares heretofore given by the undersigned and ratifies and confirms all that said proxy lawfully may do by virtue hereof.
THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR THE PROPOSALS LISTED ABOVE.   THE ABOVE-NAMED ATTORNEYS AND PROXIES SHALL HAVE THE DISCRETION TO VOTE YOUR SHARES AS TO ANY ADDITIONAL MATTER PROPERLY PRESENTED AT THE SPECIAL MEETING.
Please mark, date and sign exactly as your name appears hereon, including designation as executor, Trustee, etc., if applicable, and return the Proxy in the enclosed postage-paid envelope as promptly as possible.  It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person.  A corporation must sign in its name by the President or other authorized officer.  All co-owners and each joint owner must sign.

Date:  _______________

Signature(s)
Address if different from that on envelope:
Street Address
City, State and Zip Code

Please check if you intend to be present at the meeting: ____